As filed with the Securities and Exchange Commission on November 5, 2012	Registration No. 333-152658

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kimco Realty Corporation
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	13-2744380 (I.R.S. Employer Identification No.)

3333 New Hyde Park Road Suite 100 New Hyde Park, NY 11042 (Address of Principal Executive Offices) (Zip Code)

1998 EQUITY PARTICIPATION PLAN OF KIMCO REALTY CORPORATION
(Full title of the plan)

Copy to: Bruce Rubenstein, Esq. Vice President, General Counsel and Secretary Kimco Realty Corporation 3333 New Hyde Park Road Suite 100 New Hyde Park, NY 11042 (516) 869-9000	Copy to: Joel Trotter, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 (202) 637-2200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

PARTIAL DEREGISTRATION OF SECURITIES

Kimco Realty Corporation (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered for sale under the 1998 Equity Participation Plan of Kimco Realty Corporation, as amended and restated (the “1998 Plan”) pursuant to the Registration Statement on Form S-8 filed on July 29, 2008 (File No. 333-152658) (the “Prior Registration Statement”), with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”). A total of 5,000,000 shares of Common Stock were registered under the 1998 Plan pursuant to the Prior Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Kimco Realty Corporation 2010 Equity Participation Plan, as amended (the “2010 Plan”), which was approved by the Company’s Board of Directors on March 15, 2010 and by the Company’s stockholders on May 5, 2010. According to the terms of the 2010 Plan, shares that were available for grant under the 1998 Plan as of May 5, 2010 and are not thereafter issued under the 1998 Plan and shares underlying any awards previously made under the 1998 Plan that are forfeited, expire or are settled for cash from and after May 5, 2010 (collectively, the “Carried Forward Shares”) will be available for issuance under the 2010 Plan. The total number of Carried Forward Shares as of November 1, 2012, is 2,125,982 shares. The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register additional shares of Common Stock under the 2010 Plan and the Carried Forward Shares. The registration fees associated with the Carried Forward Shares paid by the Registrant in connection with the filing of the Prior Registration Statement will be carried forward and applied to the registration fee required in connection with the Registration Statement on Form S-8 which is being filed contemporaneously with the filing of this Post-Effective Amendment

In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities and Exchange Commission, this Post-Effective Amendment is hereby filed (i) to reallocate the Carried Forward Shares from the 1998 Plan to the 2010 Plan, and (ii) to carry over the registration fee paid for the Carried Forward Shares from the Prior Registration Statement for the 1998 Plan to the Registration Statement on Form S-8 for the 2010 Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hyde Park, State of New York, on this 5th day of November, 2012.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Glenn G. Cohen
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints David B. Henry and Bruce M. Rubenstein, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Milton Cooper	Executive Chairman and Director	November 5, 2012
Milton Cooper

/s/ David B. Henry	President, Chief Executive Officer and Director	November 5, 2012
David B. Henry	(Principal Executive Officer)

/s/ Glenn G. Cohen	Executive Vice President, Chief Financial Officer	November 5, 2012
Glenn G. Cohen	and Treasurer (Principal Financial Officer)

/s/ Paul Westbrook	Vice President and Chief Accounting Officer	November 5, 2012
Paul Westbrook	(Principal Accounting Officer)

/s/ Philip E. Coviello	Director	November 5, 2012
Philip E. Coviello

/s/ Richard G. Dooley	Director	November 5, 2012
Richard G. Dooley

/s/ Joe Grills	Director	November 5, 2012
Joe Grills

/s/ F. Patrick Hughes	Director	November 5, 2012
F. Patrick Hughes

/s/ Frank Lourenso	Director	November 5, 2012
Frank Lourenso

/s/ Colombe M. Nicholas	Director	November 5, 2012
Colombe M. Nicholas

/s/ Richard Saltzman	Director	November 5, 2012
Richard Saltzman